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              NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT
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    THIS FORM MUST BE SENT VIA FACSIMILE (919) 653-1254 OR BY HAND DELIVERY
                         OR BY MAIL TO HUMAN RESOURCES
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If you previously elected to accept Tangram Enterprise Solutions, Inc.'s (the
"Company") Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Human Resources at the Company, on or before 5:00 p.m., Cary, North Carolina Time, on July 30, 2001, unless the Offer is extended. This Notice of Change in Election From Accept to Reject may be sent via hand delivery, mail or facsimile. Human Resource's direct facsimile number at the Company's corporate offices in Cary, North Carolina is (919) 653-1254. If you send your Notice of Change in Election from Accept to Reject Form via mail, please send it to Human Resources, Tangram Enterprise Solutions, Inc., 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511. Delivery will be deemed made only when received by us. If you have questions regarding the process for returning this Notice of Change in Election From Accept to Reject, please contact Susan Barbee in Human Resources at (919) 653-1268 or at sbarbee@tangram.com.

To Tangram Enterprise Solutions, Inc.:

I previously received a copy of the Offer to Exchange (dated June 29, 2001), the cover letter from Norman L. Phelps and an Election Form. I signed and returned the Election Form, in which I elected to accept the Company's Offer. I now wish to change that election and reject your Offer. I understand that by signing this Notice of Change in Election From Accept to Reject and delivering it to the Company, I will be able to withdraw my acceptance of the Offer and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to reject the Offer, I must sign and deliver this Notice of Change in Election From Accept to Reject to Human Resources on or before 5:00 p.m., Cary, North Carolina Time, on July 30, 2001, or if the Company extends the deadline to exchange options, before the expiration of the extended Offer.

By rejecting the Offer, I understand that I will not receive any Replacement Options and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between the Company and me.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, the undersigned hereby binds his or her successors, assigns and legal representatives. Capitalized terms used and not otherwise defined in this Notice of Change in Election from Accept to Reject Form that are defined in the Offer to Exchange shall have the meanings set forth in the Offer to Exchange.

[_]  I DO NOT ACCEPT THE OFFER TO EXCHANGE OPTIONS

Date:  ____________________, 2001


______________________________
Optionee Signature


______________________________
(Please Print)
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TANGRAM ENTERPRISE SOLUTIONS, INC. HEREBY AGREES AND ACCEPTS THIS NOTICE OF
CHANGE IN ELECTION FROM ACCEPT TO REJECT FORM, AND SUCH ACCEPTANCE SHALL BE BINDING ON THE COMPANY'S SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES:

TANGRAM ENTERPRISE SOLUTIONS, INC.



Date:_________________, 2001


By:  ______________________________
     Name:
     Title: